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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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United States Cellular Corporation
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UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631
Phone: (773) 399-8900
Fax: (773) 399-8936

April 20, 2001

Dear Fellow Shareholders:

    You are cordially invited to attend our 2001 annual meeting on Tuesday, May 15, 2001, at 10:00 a.m., Chicago time, at Northern Trust Bank, 50 South LaSalle Street, Chicago, Illinois in the Assembly Room on the 6th Floor. At the meeting, we will report on the plans and accomplishments of United States Cellular Corporation.

    The formal notice of the meeting, our board of directors' proxy statement and our 2000 annual report to shareholders are enclosed. At the 2001 annual meeting, shareholders are being asked to take the following regular actions:

  1.
  elect one Class I and three Class II directors; and

  2.
  ratify the selection of independent public accountants for the current fiscal year.

    Our board of directors recommends a vote "FOR" the nominees for election as directors and "FOR" the proposal to ratify the selection of independent public accountants.

    Our board of directors and members of our management team will be at the annual meeting to meet with you and discuss our record of achievement and plans for the future. Whether or not you intend to attend the meeting, your vote is important. Therefore, please sign and return the enclosed proxy card, whether or not you plan to attend the meeting.

    If you have any questions prior to the annual meeting, please call our external reporting department at (773) 399-8900.

    We look forward to visiting with you at the annual meeting.

Very truly yours,

LeRoy T. Carlson, Jr. Chairman	John E. Rooney President and Chief Executive Officer

Please help us avoid the expense of follow-up
proxy mailings to shareholders by
signing and returning the enclosed proxy card promptly

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

TO THE SHAREHOLDERS OF

UNITED STATES CELLULAR CORPORATION

    We will hold the 2001 annual meeting of the shareholders of United States Cellular Corporation (American Stock Exchange: "USM"), a Delaware corporation, at Northern Trust Bank, 50 South LaSalle Street, Chicago, Illinois in the Assembly Room on the 6th Floor, on Tuesday, May 15, 2001, at 10:00 a.m., Chicago time. At the meeting, we are asking shareholders to take the following actions:

  1.
  to elect one Class I and three Class II directors;

  2.
  to ratify the selection of Arthur Andersen LLP as our independent public accountants for the current fiscal year; and

  3.
  to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    We are first sending this notice of annual meeting of shareholders and Proxy Statement to you on or about April 20, 2001.

VOTING INFORMATION

What is the record date for the meeting?

    We have fixed the close of business on March 27, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

    A complete list of shareholders entitled to vote at the annual meeting, arranged in alphabetical order and by voting group, showing the address of and number of shares held by each shareholder, will be kept open at the offices of U.S. Cellular, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, for examination by any shareholder during normal business hours, for a period of at least ten days prior to the annual meeting.

What shares of stock entitle holders to vote at the meeting?

    We have the following classes or series of stock outstanding, each of which entitle holders to vote at the meeting:

  •
  Common Shares; and

  •
  Series A Common Shares.

    The Common Shares are listed on the American Stock Exchange under the symbol "USM."

    No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

    On March 27, 2001, U.S. Cellular had outstanding 53,093,462 Common Shares, par value $1.00 per share (excluding 1,952,807 shares held by U.S. Cellular and 22,534 shares held by a subsidiary), and 33,005,877 Series A Common Shares, par value $1.00 per share. As of March 27, 2001, no shares of Preferred Stock, par value $1.00 per share, of U.S. Cellular were outstanding.

    Telephone and Data Systems, Inc., a Delaware corporation (American Stock Exchange Listing Symbol "TDS"), is the sole holder of Series A Common Shares and holds 37,782,826 Common Shares, representing approximately 71% of the Common Shares. By reason of such holdings, TDS has the voting power to elect all the directors of U.S. Cellular and has approximately 96% of the voting power with respect to matters other than the election of directors.

How do the classes or series of stock vote in the election of directors?

    Our board of directors is divided into three classes. Every year, one of the classes is elected to serve for three years. The terms of the Class II directors will expire at the 2001 annual meeting. In addition, as discussed below, the board of directors added a new director to Class I on April 12, 2001. Pursuant to the U.S. Cellular Restated Certificate of Incorporation, this director's term will also expire at the 2001 annual meeting. Accordingly, one Class I director and three Class II directors are standing for election at the 2001 annual meeting. The

Class I director will be elected by the holders of Common Shares for a term expiring at the 2003 annual meeting or until his successor is elected and qualified. Two Class II directors will be elected by TDS as the sole holder of Series A Common Shares, and one Class II director will be elected by the holders of Common Shares, for terms expiring at the 2004 annual meeting or until their successors are elected and qualified. The following table shows certain information relating to the election of directors based on outstanding shares as of the record date:

Class or Series of Common Stock	Outstanding Shares	Number of Directors Elected by Class or Series	Number of Directors Standing for Election
Series A Common Shares	33,005,877	6	2
Common Shares	53,093,462	3	2

Total		9	4

How may shareholders vote in the election of directors?

    Holders of Common Shares may, with respect to the election of the one Class I director and one Class II director to be elected by the holders of Common Shares, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees.

    TDS, as the sole holder of Series A Common Shares may, with respect to the election of the two Class II directors to be elected by the holder of Series A Common Shares, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees. TDS has advised U.S. Cellular that it intends to vote FOR the board of directors' nominees for election as Class I and Class II directors.

How do the classes or series of stock vote with respect to the ratification of auditors?

    The holders of Common Shares and the holder of Series A Common Shares will vote as a group with respect to the ratification of auditors. Each holder of outstanding Common Shares is entitled to one vote for each Common Share held in such holder's name. The holder of Series A Common Shares is entitled to ten votes for each Series A Common Share held in such holder's name. The following shows certain information relating to the outstanding shares and voting power of such shares as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	86.1%
Common Shares	53,093,462	1	53,093,462	13.9%

			383,152,232	100.0%

How may shareholders vote with respect to the ratification of auditors?

    With respect to the proposal to ratify the selection of Arthur Andersen as our independent public accountants for 2001, shareholders may:

  •
  vote FOR ratification,

  •
  vote AGAINST ratification, or

  •
  ABSTAIN from voting on the proposal.

    TDS has advised U.S. Cellular that it intends to vote FOR the ratification of the selection of Arthur Andersen.

How do I vote?

    Proxies are being requested from the holders of Common Shares in connection with the election of one Class I director, one Class II director and the ratification of the selection of Arthur Andersen. Whether or not you plan to attend the meeting, please sign and mail your proxy in the enclosed self-addressed envelope to Computershare Investor Services, 2 North LaSalle Street, Third Floor, Chicago, Illinois 60602. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the annual meeting.

How will proxies be voted?

    All properly executed and unrevoked proxies received in the accompanying form in time for the 2001 annual meeting will be voted in the manner directed on the proxies. If no direction is made, a proxy by any shareholder will be voted FOR the election of each of the named director nominees to serve as a Class I or Class II director and FOR the proposal to ratify the selection of Arthur Andersen as our independent public accountants for 2001.

    If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter. However, the shares represented by such proxies may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum.

What constitutes a quorum for the meeting?

    In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.

    The holders of a majority of the votes of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting in connection with the ratification of the selection of Arthur Andersen.

What vote is required for the election of directors?

    The election of directors requires the affirmative vote of a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Accordingly, if a quorum of such shares is present at the annual meeting, the person receiving the plurality of votes of the holders of shares entitled to vote with respect to the election of such directors will be elected to serve as a director. Because the election of each director requires only the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for the nominee and non-votes with respect to the election of the directors will not affect the outcome of the election of the directors.

What vote is required for the ratification of auditors?

    If a quorum is present at the annual meeting, the ratification of the selection of Arthur Andersen as our independent public accountants for 2001 requires the affirmative vote of a majority of the voting power of the Common Shares and Series A Common Shares voting together and present in person or represented by proxy and entitled to vote on such matter at the annual meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

PROPOSAL 1
ELECTION OF DIRECTORS

    The nominees for election as Class I and Class II directors are identified in the table below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the board of directors.

Nominees

Class I Director—Term Scheduled to Expire in 2003

    The following person, if elected at the 2001 annual meeting of shareholders, will serve as a Class I director until the 2003 annual meeting of shareholders, or until his successor is elected and qualified:

To be Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Barrett A. Toan	53	Director of U.S. Cellular and Chairman of the Board, President and Chief Executive Officer of Express Scripts, Inc.	April 2001

    The board of directors recommends a vote "FOR" the above nominee by the holders of Common Shares.

Class II Directors—Terms Scheduled to Expire in 2004

    The following persons, if elected at the 2001 annual meeting of shareholders, will serve as Class II directors until the 2004 annual meeting of shareholders, or until their successors are elected and qualified:

To be Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Paul-Henri Denuit	66	Director of U.S. Cellular and Managing Director of Coditel S.A. and Chairman of its Board of Directors	1988

    The board of directors recommends a vote "FOR" the above nominee by the holders of Common Shares.

To be Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Sandra L. Helton	51	Director of U.S. Cellular and Executive Vice President and Chief Financial Officer of TDS	1998
Kenneth R. Meyers	47	Director of U.S. Cellular and Executive Vice President—Finance (Chief Financial Officer) and Treasurer	1999

    The board of directors recommends a vote "FOR" the above nominees by the holder of Series A Common Shares.

Background of Nominees

    Barrett A. Toan.  Mr. Toan was appointed to the U.S. Cellular board of directors in April 2001 to fill a newly created directorship in Class I. Mr. Toan was identified as an independent director by an executive search firm and appointed to the board of directors in order to comply with new rules of the American Stock Exchange, which require the board of directors of listed companies to have at least three directors who qualify as independent under such rules. Because Mr. Toan was appointed as a director by action of the board of directors, he is standing for election by shareholders at the next succeeding annual meeting, as required by the Restated Certificate of Incorporation of U.S. Cellular. Mr. Toan has been a director and the President and Chief Executive Officer of Express Scripts, Inc., a publicly-held pharmacy benefit manager, for more than five years. He was elected Chairman of the Board of Express Scripts, Inc. in November 2000.

    Paul-Henri Denuit.  Paul-Henri Denuit has served as Managing Director of Coditel S.A. for more than five years. He is also the Chairman of its Board of Directors. Mr. Denuit will be retiring from Coditel at the end of May 2001. Coditel is a beneficial holder of 2,279,583 Common Shares of U.S. Cellular. Mr. Denuit disclaims beneficial ownership of such shares. Mr. Denuit is a current Class II director and was previously elected by the holders of Common Shares.

    Sandra L. Helton.  Sandra L. Helton was appointed Executive Vice President and Chief Financial Officer of TDS in October 2000. Ms. Helton was hired as Executive Vice President—Finance and Chief Financial Officer of TDS on August 10, 1998. Prior to that time, Ms. Helton was the Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated for more than five years, most recently as Senior Vice President and Treasurer. Ms. Helton is also a member of the board of directors of TDS and TDS Telecommunications Corporation ("TDS Telecom"), a subsidiary of TDS which operates local telephone companies. Ms. Helton is a current Class II director and was previously elected by the holder of Series A Common Shares. Ms. Helton has been elected to the Board of Directors of The Principal Financial Group, a global financial institution, effective May 21, 2001.

    Kenneth R. Meyers.  Kenneth R. Meyers was appointed Executive Vice President—Finance (Chief Financial Officer) and Treasurer of U.S. Cellular on March 18, 1999. Prior to that time, Mr. Meyers was Senior Vice President—Finance (Chief Financial Officer) and Treasurer of U.S. Cellular from January 1997 to March 1999. Prior to that time, he was the Vice President—Finance (Chief Financial Officer) and Treasurer of U.S. Cellular for more than five years. Mr. Meyers is a current Class II director and was previously elected by the holder of Series A Common Shares.

Other Directors

Class III Directors—Terms Scheduled to Expire in 2002

    The following persons are current Class III Directors whose terms expire at the 2002 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
J. Samuel Crowley	50	Director of U.S. Cellular and Private Investor	1998

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
LeRoy T. Carlson, Jr.	54	Chairman and Director of U.S. Cellular and President and Chief Executive Officer of TDS	1984
Walter C. D. Carlson	47	Director of U.S. Cellular and Partner, Sidley & Austin, Chicago, Illinois	1989

Background of Class III Directors

    J. Samuel Crowley.  J. Samuel Crowley was previously employed by CompUSA, Inc., a national retailer and reseller of personal computers and related products and services, for more than five years, most recently as Executive Vice President of Operations between 1995 and 2000.

    LeRoy T. Carlson, Jr.  LeRoy T. Carlson, Jr., has been the Chairman of U.S. Cellular, and the President and Chief Executive Officer of TDS, for more than five years. Mr. Carlson also serves on the board of directors of TDS. He is also a director and Chairman of TDS Telecom. He is the son of LeRoy T. Carlson and the brother of Walter C. D. Carlson.

    Walter C. D. Carlson.  Walter C. D. Carlson has been a partner of the law firm of Sidley & Austin for more than five years. The law firm of Sidley & Austin provides legal services to U.S. Cellular and TDS on a regular basis. Mr. Walter C. D. Carlson also serves on the board of directors of TDS. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

Class I Directors—Terms Scheduled to Expire in 2003

    The following persons are current Class I directors whose terms expire at the 2003 annual meeting of shareholders:

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
LeRoy T. Carlson	84	Director of U.S. Cellular and Chairman of TDS	1987
John E. Rooney	58	President and Chief Executive Officer of U.S. Cellular	2000

Background of Class I Directors

    LeRoy T. Carlson.  LeRoy T. Carlson has been the Chairman of TDS for more than five years and is a member of its board of directors. He is also a director of TDS Telecom. He is the father of LeRoy T. Carlson, Jr. and Walter C. D. Carlson.

    John E. Rooney.  John E. Rooney has been the President and Chief Executive Officer of U.S. Cellular since April 10, 2000. Mr. Rooney was previously employed by Ameritech Corporation for more than five years, most recently as President of Ameritech Consumer Services and, prior to that, as President of Ameritech Cellular Services. Mr. Rooney was elected to the board of directors pursuant to his employment letter agreement with U.S. Cellular described below.

COMMITTEES AND MEETINGS

Meetings of Board of Directors

    Our board of directors held seven meetings during 2000. All of the directors attended at least 75% of the meetings of our board of directors held in 2000.

Stock Option Compensation Committee

    The stock option compensation committee of our board of directors currently consists of Mr. Paul-Henri Denuit and Mr. J. Samuel Crowley. The principal functions of the stock option compensation committee are to consider and approve long-term compensation for executive officers and to consider and recommend new long-term compensation plans or changes to long-term compensation plans to our board of directors. All actions of the stock option compensation committee in 2000 were approved by unanimous consent.

Audit Committee

    The audit committee of the board of directors of U.S. Cellular, among other things, reviews external and internal audit reports and reviews recommendations made by the internal auditing staff and independent public accountants. The board of directors has adopted a written charter for the audit committee, which is included as an Appendix to this Proxy Statement.

    New rules of the American Stock Exchange that become effective on June 14, 2001 require that the audit committee consist of at least three directors that qualify for membership under such rules. The new rules provide that each member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the audit committee ("Financial Literacy"). Additionally, at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities ("Financial Expertise").

    The rules also provide that the audit committee must be composed solely of independent directors, with certain exceptions. Subject to certain limited exceptions, the rules provide that a director will not be considered independent if, among other relationships, that director is, or has been during the past three years, employed by the company or any affiliate, is a member of the immediate family of any such past or present employee that is or was an executive officer of the company, or accepts compensation from the company or any affiliate in excess of $60,000 in the preceding fiscal year, other than compensation and benefits as a director.

    The audit committee is currently comprised of Walter C.D. Carlson and two directors who are not past or present employees of U.S. Cellular or its affiliates or immediate family members of any past or present employees: Paul-Henri Denuit and J. Samuel Crowley. The Board of Directors has determined that each of Messrs. Denuit and Crowley has Financial Literacy and Financial Expertise. The current chairperson of the audit committee is Walter C.D. Carlson. All current members except Mr. Carlson qualify as independent under newly adopted rules of the American Stock Exchange.

    On April 12, 2001, the U.S. Cellular board of directors adopted a resolution pursuant to which Walter C. D. Carlson will cease to be a member of the audit committee and Barrett A. Toan will become a member of the audit committee effective at the commencement of the audit committee meeting to be held on May 15, 2001. Mr. Carlson will cease to be a member of the audit committee because, as a member of the immediate family of the Chairman of U.S. Cellular, Mr. Carlson does not qualify as an independent director and also does not qualify for any exception for membership on the audit committee under the new rules of the American Stock

Exchange. Mr. Toan qualifies as independent under the new rules of the American Stock Exchange and has Financial Literacy and Financial Expertise.

    The audit committee held four meetings during 2000. Each person who was a member of the audit committee during 2000 attended at least 75% of the meetings.

REPORT OF AUDIT COMMITTEE

    This report is submitted by the current members of the audit committee of the board of directors of U.S. Cellular identified below. Walter C.D. Carlson is a member of the audit committee and is its chairperson. On May 15, 2001, in order to comply with new rules of the American Stock Exchange applicable to audit committees, Mr. Carlson will step down from the audit committee. The U.S. Cellular board of directors has appointed Mr. Toan to the audit committee effective May 15, 2001. Also, effective May 15, 2001, Mr. J. Samuel Crowley will become the chairman of the audit committee. The audit committee operates under a written charter adopted by the U.S. Cellular board of directors, a copy of which is attached as an appendix to this proxy statement.

    Management is responsible for U.S. Cellular's internal controls and the financial reporting process. U.S. Cellular has an internal audit staff, which performs testing of internal controls and the financial reporting process. U.S. Cellular's independent accountants, Arthur Andersen, are responsible for performing an independent audit of U.S. Cellular's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

    In this context, the audit committee held meetings with management, the internal audit staff and representatives of Arthur Andersen. In these meetings, the audit committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2000. Management represented to the audit committee that U.S. Cellular's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and representatives of Arthur Andersen.

    The discussions with Arthur Andersen also included the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The audit committee received from Arthur Andersen written disclosures and a letter regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and this information was discussed with Arthur Andersen.

    Based on and in reliance upon these discussions, the audit committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2000 be included in U.S. Cellular's Annual Report on Form 10-K for the year ended December 31, 2000.

    The audit committee also determined that the payment of certain fees for non-audit services does not conflict with maintaining Arthur Andersen's independence.

    By the members of the audit committee of the board of directors of U.S. Cellular:

Walter C.D. Carlson	Paul-Henri Denuit	J. Samuel Crowley

FEES PAID TO PRINCIPAL ACCOUNTANTS

    The following sets forth the aggregate fees billed by U.S. Cellular's principal accountants, Arthur Andersen, for 2000:

Audit Fees (1)	$326,200
Financial Information Systems Design and Implementation Fees (2)	—
All Other Fees (3)	1,894,607

Total	$2,220,807

(1)
Represents the aggregate fees billed for professional services rendered for the audit of the annual financial statements for the year 2000 and the reviews of the financial statements included in U.S. Cellular's Forms 10-Q for 2000.

(2)
Represents the aggregate fees billed for financial information systems design and implementation (as described in Rule 2-01(c)(4)(ii) of Regulation S-X of the SEC), rendered by Arthur Andersen for the year 2000.

(3)
Represents the aggregate fees billed for services rendered by Arthur Andersen, other than services covered in (1) or (2) above, for the year 2000. Includes fees paid to Accenture (formerly Andersen Consulting) prior to its separation from Arthur Andersen.

PROPOSAL 2
APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    We anticipate continuing the services of Arthur Andersen as independent public accountants for the current fiscal year. Representatives of Arthur Andersen, who served as independent public accountants for the last fiscal year, are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement and respond to appropriate questions raised by shareholders at the annual meeting or submitted in writing prior thereto.

    We are not required to obtain shareholder ratification of the selection of Arthur Andersen as our independent public accountants by our bylaws or otherwise. However, as a matter of good corporate practice, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the voting power of all classes of capital stock present in person or represented by proxy and entitled to vote with respect to such matter at the annual meeting. Should shareholders fail to ratify the selection of Arthur Andersen as independent public accountants, our board of directors will consider whether to retain such firm for the year ending December 31, 2001, subject to the obligations of U.S. Cellular under an agreement with TDS to engage the same firm of independent public accountants selected by TDS. See "Executive Compensation—Compensation Committee Interlocks and Insider Participation—Intercompany Agreement—Accountants and Legal Counsel."

    The board of directors recommends a vote "FOR" ratification of the selection of Arthur Andersen as independent public accountants for the current fiscal year.

EXECUTIVE OFFICERS

    The following is a table identifying our other executive officers who are not identified in the above tables regarding the election of directors.

Name	Age	Position with U.S. Cellular
Richard W. Goehring	51	Executive Vice President—Chief Technology Officer
Jay M. Ellison	48	Executive Vice President—Operations
Douglas S. Arnold	46	Vice President—Human Resources
Linda L. Baker	40	Vice President—Customer Service
Charles A. Bale	47	Vice President—Sales Operations
Stephen D. Clark	43	Vice President—Network Operations
David M. Friedman	54	Vice President—Marketing
Leon J. Hensen	53	Vice President—Central Operations
Conrad J. Hunter	43	Vice President—East Operations
John T. Quille	50	Vice President and Controller (principal accounting officer)
Dale G. Reti	46	Vice President—Southwest/West Operations
Thomas S. Weber	40	Vice President—Financial Services
James D. West	48	Vice President—Chief Information Officer
Gregory J. Wilkinson	50	Vice President and Corporate Secretary
Eva-Maria Wohn	46	Vice President—External Affairs
Michael G. Hron	56	General Counsel and Assistant Secretary

    Richard W. Goehring.  Richard W. Goehring was appointed our Executive Vice President—Chief Technology Officer on March 18, 1999. Prior to that time, Mr. Goehring was our Senior Vice President—Engineering from January 1997 to March 1999. Prior to that time, he was our Vice President—Engineering for more than five years.

    Jay M. Ellison.  Jay M. Ellison joined our company and was appointed our Executive Vice President—Operations on September 5, 2000. Prior to that time, he was vice president of sales at Ameritech Cellular Services since 1997. Between 1995 and 1997 Mr. Ellison was regional vice president/marketing manager for Ameritech in Chicago.

    Douglas S. Arnold.  Douglas S. Arnold has been our Vice President—Human Resources for more than five years.

    Linda L. Baker.  Linda L. Baker joined our company and was appointed Vice President—Customer Service in 1997. Prior to that time, she was vice president of sales & service of Allegiance Healthcare, Inc. between 1995 and 1997.

    Charles A. Bale.  Charles A. Bale joined our company and was appointed our Vice President—Sales Operations on November 9, 2000. Prior to that time, he was vice president of sales at Industar Digital PCS since 1998. From 1992 to 1997 Mr. Bale was a regional vice president for Ameritech Cellular Services.

    Stephen D. Clark.  Stephen D. Clark was appointed our Vice President—Network Operations in March 1998. Prior to that time, he was Director of Network Services with responsibilities for our Network Operations Centers since 1995.

    David M. Friedman.  David M. Friedman joined our company in 1995 and was appointed Vice President—Marketing in 1996. Prior to that time, he was vice president of product marketing and customer support for Covia Technologies, a start-up software company, between 1994 and 1995.

    Leon J. Hensen.  Leon J. Hensen was appointed our Vice President—Central Operations in March 1999. Prior to that time, he was employed as General Manager for our Wisconsin/Northern Illinois cluster from 1997 to 1999. Prior to that, Mr. Hensen held the position of senior vice president and general manager of Palmer Wireless, Inc. for more than five years.

    Conrad J. Hunter.  Conrad J. Hunter was appointed Vice President—East Operations, in March 2000. Prior to that time, Mr. Hunter was employed by PrimeCo L.P. between March 1999 and February 2000, most recently as vice president and general manager of the Virginia region of PrimeCo PCS. Prior to that time, he was employed by GTE Corp. for more than five years, most recently as area general manager of business sales and major accounts of GTE Wireless in Nashville, Tennessee.

    John T. Quille.  John T. Quille was appointed as a Vice President in May 1999 and has been our Controller and principal accounting officer since November 1998. Prior to that time, he was employed by us in various capacities, most recently as Director of Revenue Assurance, for more than five years.

    Dale G. Reti.  Dale G. Reti was appointed as a Vice President—Southwest/West operations on December 13, 2000. Prior to that time, he was Area General Manager for east Wisconsin since August 2000. Prior to that time, he held various management positions with Ameritech Cellular and Paging Services from more than five years.

    Thomas S. Weber.  Thomas S. Weber was appointed our Vice President—Financial Services in May 1999. Prior to that time, he was employed as our Director of Finance from October 1998 to May 1999. Prior to that, Mr. Weber held the position of Director of Financial Planning from January 1996 to September 1998.

    James D. West.  James D. West has been with U.S. Cellular for more than five years and has been our Vice President—Chief Information Officer since 1996.

    Gregory J. Wilkinson.  Gregory J. Wilkinson was appointed our Vice President and Corporate Secretary in December 1999. He has been Vice President and Corporate Secretary of TDS since November 1999 and of TDS Telecom since December 1999. Prior to that, he was Vice President and Controller of TDS for more than five years.

    Eva-Maria Wohn.  Eva-Maria Wohn was appointed our Vice President—External Affairs in November 1998. From 1994 to 1998, Ms. Wohn was employed by us as Director of Regulatory Affairs.

    Michael G. Hron.  Michael G. Hron was appointed our General Counsel and Assistant Secretary in December 1999. He is also the General Counsel and an Assistant Secretary of TDS. Mr. Hron has been a partner of the law firm of Sidley & Austin for more than five years. Sidley & Austin provides legal services to TDS and its subsidiaries, including U.S. Cellular and its subsidiaries.

    All of our executive officers devote all their time to the affairs of U.S. Cellular, except for LeRoy T. Carlson, Jr., Gregory J. Wilkinson and Michael G. Hron. LeRoy T. Carlson, Jr., who is employed by TDS as its President and Chief Executive Officer, and Gregory J. Wilkinson, who is employed by TDS as its Vice President and Corporate Secretary, devote a portion of their time to the affairs of U.S. Cellular. Michael G. Hron is a practicing attorney.

EXECUTIVE COMPENSATION

Summary of Compensation

    The following table sets forth compensation information for each person who was President and Chief Executive Officer during 2000 and our four most highly compensated executive officers other than the President and Chief Executive Officer for services rendered during the years ended December 31, 2000, 1999 and 1998.

Summary Compensation Table

		Annual Compensation(2)			Long-Term Compensation
Name and Principal Positions(1)	Year	Salary(3)	Bonus(4)	Other Annual Compensation(5)	Restricted Stock Awards(6)	Securities Underlying Options/SARs(7)	All Other Compensation(8)
John E. Rooney(9)	2000	$309,375	$190,000	$55,414	—	55,000	$2,815
President (Chief Executive	1999	—	—	—	—	—	—
Officer)	1998	—	—	—	—	—	—
Kenneth R. Meyers	2000	$315,250	$138,905	$40,512	$298,200	4,762	$28,902
Executive Vice President—	1999	296,587	169,366	10,585	616,477	9,600	32,508
Finance (Chief Financial	1998	236,970	144,434	9,027	361,381	9,600	22,597
Officer) and Treasurer
Richard W. Goehring	2000	$315,250	$132,405	$38,616	$830,700	4,762	$29,342
Executive Vice President—	1999	300,127	172,436	—	245,696	9,600	32,995
Chief Technology Officer	1998	263,712	153,988	44,911	361,381	9,600	21,761
Douglas S. Arnold	2000	$215,042	$74,919	$—	$164,933	2,435	$19,896
Vice President—	1999	204,042	117,120	2,489	140,096	6,200	22,287
Human Resources	1998	189,250	63,304	2,397	186,037	6,200	18,744
LeRoy T. Carlson, Jr.	2000	$481,241	$—	—	—	—	—
Chairman—See	1999	322,560	342,216	—	—	—	—
Footnote(1)	1998	241,292	158,720	—	—	—	—
H. Donald Nelson(10)	2000	$221,500	$97,100	$—	$657,460	8,900	$19,597
Retired President (Chief	1999	414,209	275,000	80,204	530,156	17,000	35,748
Executive Officer)	1998	371,589	232,000	—	1,108,006	17,000	39,788

(1)
Includes each person who was the chief executive officer of U.S. Cellular at any time during 2000 and the four most highly compensated executive officers in 2000 other than the chief executive officer. Mr. LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, receives no compensation directly from U.S. Cellular. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of Mr. Carlson's salary and bonus paid by TDS is charged to U.S. Cellular by TDS pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." Accordingly, pursuant to the requirements of the SEC, such amounts charged to U.S. Cellular by TDS are reported in the above table in addition to the information presented for the other named executive officers. The amount of Mr. Carlson's 2000 bonus has not yet been determined. Mr. Carlson does not receive any long-term compensation awards or any other compensation from U.S. Cellular. Mr. Carlson receives long-term and other compensation from TDS, but this is not charged to U.S. Cellular.
(2)
Does not include the discount amount of any employee stock purchase plan since such plans are generally available to all eligible salaried employees. Does not include the value of any perquisites and other personal benefits, securities or property because the aggregate amount of such compensation is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers above.
(3)
Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.
(4)
Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year identified, except for 2000. The amount of Mr. Carlson's 2000 bonus has not yet been determined and Mr. Carlson has not received an advance payment of any part of the 2000 bonus.
(5)
Represents the fair market value as of the grant date of phantom stock units of our Common Shares credited to such officer with respect to deferred bonus compensation. See "Bonus Deferral and Company Match Awards." Mr. Carlson also receives a credit of phantom stock units with respect to TDS Common Shares but this is not charged to U.S. Cellular.
(6)
In 1998, our board of directors approved the 1998 Retention Restricted Stock Award Program (the "1998 Retention Program") and made awards of restricted stock to the persons named in the Summary Compensation Table, as detailed below.
Further,
in 1998, our board of directors approved a grant of performance share awards (the "Nelson Performance Share Awards") to H. Donald Nelson, as detailed below. The amount reported is a target award. The actual amount which vested was more than this amount. The adjustment to the target award is reported in subsequent years.
Also,
in 1998, 1999 and 2000, the Stock Option Compensation Committee approved a grant of performance share awards ("Performance Share Awards"), as detailed below. The amount reported is a target award. The actual amount which vests may be more or less than this amount. The adjustment to the target award is reported in the subsequent year.

Also,
in 1999, the Stock Option Compensation Committee approved a grant of retention shares ("1999 Retention Awards"), to the persons detailed below.
Lastly,
in 2000, the Stock Option Compensation Committee approved a grant of 1999 Retention Awards to Richard W. Goehring. All restricted shares awarded to H. Donald Nelson vested upon his retirement.
The
following table summarizes the restricted stock awards:

	John E. Rooney	Kenneth R. Meyers	Richard W. Goehring	Douglas S. Arnold	H. Donald Nelson
Granted in 1998:
1998 Retention Program:
Vested 12/15/99	—	2,683	2,683	1,306	3,966
Vested 12/15/00	—	2,683	2,683	1,306	3,967
Vests 12/15/01	—	2,684	2,684	1,308	3,967

Total	—	8,050	8,050	3,920	11,900

Grant Date Dollar Value	—	$297,850	$297,850	$145,040	$440,300

Nelson Performance Share Awards:
1998 Target Award	—	—	—	—	7,500
1999 Target Award	—	—	—	—	7,500

Total (Vested upon retirement)	—	—	—	—	15,000

Grant Date Dollar Value	—	—	—	—	$555,000

Performance Share Awards:
1998 Award—Vests 3/31/01	—	1,872	1,872	1,208	3,321

Grant Date Dollar Value	—	$63,531	$63,531	$40,997	$112,706

Total Grant Date Dollar Value for 1998	—	$361,381	$361,381	$186,037	$1,108,006

Granted in 1999:
1999 Retention Awards:
Vested 9/15/00	—	3,750	—	—	—
Vests 1/31/01	—	3,750	—	—	—

Total Granted in 1999	—	7,500	—	—	—

Grant Date Dollar Value	—	$370,781	—	—	—

Nelson Performance Share Award—Adjustment for 1998 Performance over Target—Vested upon retirement	—	—	—	—	2,925
Performance Share Awards:
1998 Retention Program Performance Award—Vested 12/15/99	—	2,646	2,646	1,289	3,911
1999 Performance Award—Vests 3/31/02	—	2,938	2,938	1,895	5,213

Total Granted in 1999	—	5,584	5,584	3,184	12,049

Grant Date Dollar Value	—	$245,696	$245,696	$140,096	$530,156

Total Grant Date Dollar Value for 1999	—	$616,477	$245,696	$140,096	$530,156

Granted in 2000:
1999 Retention Awards:
Vests 1/31/01	—	—	3,750	—	—
Vests 1/31/02	—	—	3,750	—	—

Total granted in 2000	—	—	7,500	—	—

Grant Date Dollar Value	—	—	$532,500	—	—

Nelson Performance Share Award—Adjustment for 1999 Performance over Target—Vested upon retirement					2,535
1998 Retention Program Performance Share Award—Vested 12/15/00	—	2,447	2,447	1,192	3,616
2000 Performance Award—Vests 3/31/03	—	1,753	1,753	1,131	3,109

Total Granted in 2000	—	4,200	4,200	2,323	9,260

Grant Date Dollar Value	—	$298,200	$298,200	$164,933	$657,460

Total Grant Date Dollar Value for 2000	—	$298,200	$830,700	$164,933	$657,460

Summary of Restricted Stock Outstanding at 12/31/00
Unvested shares of restricted stock as of 12/31/00	—	12,997	16,747	5,542	—

Dollar Value as of 12/31/00	—	$783,069	$1,009,007	$333,906	—

    The Grant Date Dollar Value of the above awards is calculated using the closing price of the Common Shares on the award date. The Dollar Value as of December 31, 2000 is calculated using the closing price of our Common Shares on December 31, 2000 of $60.25.

(7)
Represents the number of shares of our common stock subject to stock options awarded during the fiscal year identified. No stock appreciation rights ("SARs") were awarded, either on a stand-alone basis or in tandem with options, during any of the identified fiscal years.

(8)
Includes contributions by us for the benefit of the named executive officer under the TDS Tax-Deferred Savings Plan ("TDSP"), the Wireless Companies' Pension Plan ("Pension Plan") and the TDS Supplemental Executive Retirement Plan ("SERP"), and the dollar value of any insurance premiums paid during the covered fiscal year with respect to life insurance for the benefit of the named executive ("Life Insurance"), as indicated below for 2000:

	John E. Rooney	Kenneth R. Meyers	Richard W. Goehring	Douglas S. Arnold	H. Donald Nelson
TDSP	$1,525	$5,100	$5,100	$5,100	$3,060
Pension Plan	—	7,914	7,914	7,914	—
SERP	—	15,409	15,593	6,585	13,560
Life Insurance	1,290	479	735	297	2,977

Total	$2,815	$28,902	$29,342	$19,896	$19,597

(9)
Mr. Rooney was hired as President and Chief Executive Officer on April 10, 2000. U.S. Cellular entered into an employment letter agreement with Mr. Rooney which is described below.

(10)
Mr. Nelson stepped down as President and Chief Executive Officer as of April 9, 2000. TDS and U.S. Cellular entered into a retirement agreement with Mr. Nelson which is described below. Pursuant to such agreement, Mr. Nelson received $70,000 from U.S. Cellular in consulting fees following his retirement.

General Information Regarding Options and SARs

    The following tables show, as to the executive officers who are named in the Summary Compensation Table, information regarding options and/or SARs.

Individual Option Grants in 2000

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(5)
	Number of Securities Underlying Options Granted(2)
		% of Total Options Granted to Employees(3)
			Exercise Price	Market Price(4)	Expiration Date
Name(1)						5%	10%
John E. Rooney
2000 Initial Options (6)	55,000	39.8%	$69.19	$69.19	4/10/10	$2,393,227	$6,064,907
Kenneth R. Meyers
2000 Automatic Options (7)	4,762	3.4%	$71.00	$71.00	3/31/10	$212,630	$538,848
Richard W. Goehring
2000 Automatic Options (7)	4,762	3.4%	$71.00	$71.00	3/31/10	$212,630	$538,848
Douglas S. Arnold
2000 Automatic Options (7)	2,435	1.8%	$71.00	$71.00	3/31/10	$108,726	$275,534
H. Donald Nelson
2000 Automatic Options (7)(8)	8,900	6.4%	$71.00	$71.00	3/31/05	$174,582	$385,781

(1)
Mr. LeRoy T. Carlson, Jr., does not receive options from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2)
Represents the number of our shares underlying options awarded to the named executive during the fiscal year.

(3)
Represents the percent of total USM shares underlying options awarded to employees during the fiscal year.

(4)
Represents the fair market value of our Common Shares as of the award date.

(5)
Represents the potential realizable value of each grant of options, assuming that the market price of our Common Shares appreciates in value from the award date to the end of the option term at the indicated annualized rates.

(6)
Such options were granted as of April 10, 2000, and become exercisable with respect to 20% of the shares underlying the option on April 10 of each year beginning in 2001 and ending in 2005.

(7)
Such options were granted as of March 31, 2000, and become exercisable with respect to 20% of the shares underlying the options on March 31 of each year beginning in 2001 and ending in 2005.

(8)
All unvested options granted to Mr. Nelson vested upon his retirement from U.S. Cellular.

No SARs were granted in 2000.

Aggregated Option/SAR Exercises in 2000 and
Aggregated December 31, 2000 Option/SAR Value

	2000		As of December 31, 2000
	Shares Acquired on Exercise (2)		Number of Securities Underlying Unexercised Options/SARs (4)		Value of Unexercised In-the-Money Options/SARs (5)
		Value Realized (3)
Name (1)			Exercisable	Unexercisable	Exercisable	Unexercisable
John E. Rooney
2000 Initial Options(6)	—	—	—	55,000	—	—

Total	—	—	—	55,000	—	—

Kenneth R. Meyers
2000 Automatic Options(7)	—	—	—	4,762	$—	$—
1999 Automatic Options(8)	—	—	1,920	7,680	31,200	124,800
1998 Automatic Options(9)	—	—	1,920	5,760	50,515	151,546
1997 Automatic Options(10)	—	—	1,920	3,840	67,200	134,400

Total	—	—	5,760	22,042	$148,915	$410,746

Richard W. Goehring
2000 Automatic Options(7)	—	—	—	4,762	$—	$—
1999 Automatic Options(8)	—	—	1,920	7,680	31,200	124,800
1998 Automatic Options(9)	—	—	1,920	5,760	50,515	151,546
1997 Automatic Options(10)	—	—	1,920	3,840	67,200	134,400

Total	—	—	5,760	22,042	$148,915	$410,746

Douglas S. Arnold
2000 Automatic Options(7)	—	—	—	2,435	$—	$—
1999 Automatic Options(8)	—	—	1,240	4,960	20,150	80,600
1998 Automatic Options(9)	—	—	2,480	3,720	65,249	97,873
1997 Automatic Options(10)	—	—	3,720	2,480	130,200	86,800
1995 Automatic Options(11)	—	—	1,600	—	46,192	—
1995 Performance Options(12)	—	—	3,192	—	81,875	—

Total	—	—	12,232	13,595	$343,666	$265,273

H. Donald Nelson
2000 Automatic Options(7)	8,900	$40,113	—	—	—	—
1999 Automatic Options(8)	17,000	409,704	—	—	—	—
1998 Automatic Options(9)	13,600	449,504	—	—	—	—
1997 Automatic Options(10)	10,200	433,077	—	—	—	—
SARs(13)	9,600	485,528	—	—	—	—

Total(14)	59,300	$1,817,926	—	—	—	—

(1)
Mr. LeRoy T. Carlson, Jr., does not receive options or SARs from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2)
Represents the number of our Common Shares with respect to which Options or SARs were exercised.

(3)
Represents the aggregate dollar value realized upon exercise, based on the difference between the fair market value of such shares on the date of exercise and the aggregate exercise price.

(4)
Represents number of shares subject to free-standing options and/or free-standing SARs, as indicated, as of December 31, 2000. All options listed above are transferable to permitted transferees.

(5)
Represents the aggregate dollar value of in-the-money, unexercised options and/or SARs held at December 31, 2000, based on the difference between the exercise price and $60.25, the closing price of our Common Shares on December 31, 2000.

(6)
The 2000 Initial Options become exercisable with respect to 20% of the shares underlying the option on April 10 of each year beginning in 2001 and ending in 2005, and are exercisable until April 10, 2010 at an exercise price of $69.19.

(7)
The 2000 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2001 and ending in 2005, and are exercisable until March 31, 2010 at an exercise price of $71.00.

(8)
The 1999 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2000 and ending in 2004, and are exercisable until March 31, 2009 at an exercise price of $44.00.

(9)
The 1998 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 1999 and ending in 2003, and are exercisable until March 31, 2008 at an exercise price of $33.94.

(10)
The 1997 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 1998 and ending in 2002, and are exercisable until May 14, 2007 at the exercise price of $25.25.

(11)
The 1995 Automatic Options became exercisable in annual increments of 25% on December 15 of each year beginning in 1995 and ending in 1998, and are exercisable until February 22, 2005 at an exercise price of $31.38.

(12)
The 1995 Performance Options became exercisable on December 15, 1996, and are exercisable until May 1, 2006 at an exercise price of $34.60.

(13)
The SARs were granted in 1988 and were exercisable at the exercise price of $15.00 per share until May 4, 2004.

(14)
All unvested options held by Mr. Nelson vested upon his retirement from U.S. Cellular.

Pension Plan and Supplemental Benefit Agreement

    We have adopted the TDS Wireless Companies' Pension Plan (the "Wireless Pension Plan"). The Wireless Pension Plan, a qualified noncontributory defined contribution pension plan, provides pension benefits for our employees. Under the Wireless Pension Plan, pension contributions are calculated separately for each participant, based on a fixed percentage of the participant's qualifying compensation, and are funded currently. The amounts of the annual contributions for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

    Effective January 1, 2001, the TDS Employees' Pension Trust (the "TDS Target Pension Plan") was merged with and into the Wireless Pension Plan and the new merged plan has been titled the TDS Pension Plan. All of the plan assets which had been held for the TDS Target Pension Plan and the Wireless Pension Plan were combined to be held on a consolidated basis for the new TDS Pension Plan, which will pay all benefits which previously accrued under both the TDS Target Pension Plan and the Wireless Pension Plan and all future pension plan accruals. All eligible participants who have been receiving a pension benefit contribution based on a fixed percentage of their qualifying compensation under the Wireless Pension Plan will continue to be eligible for such benefit under the TDS Pension Plan.

    We have also adopted a Supplemental Executive Retirement Plan ("SERP") to provide supplemental benefits under the Wireless Pension Plan and effective January 1, 2001, the new TDS Pension Plan. The SERP was established to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan and is intended to be unfunded. The amounts of the accruals for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

Employment Letter Agreement with John E. Rooney

    Pursuant to an offer letter which was accepted by John E. Rooney on March 28, 2000 relating to his employment as President and Chief Executive Officer, Mr. Rooney is entitled to a base salary at the annual rate of $450,000 per year through December 31, 2000, with a performance review following year-end 2000. The letter agreement provides that Mr. Rooney would receive a minimum bonus prorated for nine months of 2000 of $169,000. Starting in 2001, Mr. Rooney's target bonus opportunity will be 50% of his base salary for the year. Pursuant to the letter agreement, Mr. Rooney received a grant of stock options with respect to 55,000 Common Shares, as disclosed above. The letter agreement provides that Mr. Rooney is also entitled to an annual grant of restricted stock beginning March 31, 2001. Pursuant to the letter agreement, Mr. Rooney is also entitled to a seat on the U.S. Cellular Board of Directors.

Retirement of H. Donald Nelson

    Mr. Nelson ceased to hold the office of President and Chief Executive Officer of U.S. Cellular effective at the end of the day on April 9, 2000. Effective May 31, 2000, Mr. Nelson commenced an unpaid leave of absence from U.S. Cellular until his retirement from employment with U.S. Cellular effective at the end of the day on June 15, 2000. U.S. Cellular agreed to pay to Mr. Nelson, on August 1, 2000, the gross amount of $97,100 as his pro-rata bonus for 2000. From June 1, 2000 through June 15, 2000, TDS employed Mr. Nelson at a salary of $10,000. Effective at the end of the day on June 15, 2000, Mr. Nelson retired from employment with TDS. From June 16, 2000 through September 30, 2000, U.S. Cellular retained Mr. Nelson as an independent consultant. U.S. Cellular paid Mr. Nelson an aggregate of $70,000 in consulting fees during that period. From October 1, 2000 through December 31, 2003, TDS has retained Mr. Nelson as an independent consultant for a payment of $9,500 per month.

    Prior to his retirement, U.S. Cellular entered into a non-qualified supplemental benefit agreement with H. Donald Nelson. Under the supplemental benefit agreement, we are obligated to pay Mr. Nelson a defined supplemental retirement benefit, less any amounts which he is entitled to receive under any other qualified pension plan (such as the Wireless Companies' Pension Plan). Because the nature of this agreement is a defined benefit arrangement, no amounts related thereto are included in the Summary Compensation Table.

Deferred Compensation Agreements

    Mr. Richard W. Goehring is a party to an executive deferred compensation agreement pursuant to which such executive had a specified percentage of gross compensation deferred and credited to a deferred compensation account. Each deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to the executive. The amount of compensation deferred by such person is included in and reported with all other non-deferred compensation in the "Summary Compensation Table." No amount is included in the Summary Compensation Table for the interest earned on such deferred compensation because such interest rate is intended to approximate a market rate.

Retention Agreement

    U.S. Cellular entered into a retention agreement with Kenneth R. Meyers as of September 13, 1999. This agreement provides that, in the event of a qualified termination of Mr. Meyers' employment with U.S. Cellular, U.S. Cellular will make certain payments to Mr. Meyers. A qualified termination is a termination by U.S. Cellular without cause, as defined in such agreement, or by Mr. Meyers for good reason, as defined in such agreement. The payment will consist of the sum of (1) the difference between the fair market value and the exercise price of options to acquire Common Shares held by Mr. Meyers which are cancelled and (2) the fair market value of shares of restricted stock held by Mr. Meyers which are forfeited, in each case as a result of the qualified termination of Mr. Meyers' employment with U.S. Cellular.

Bonus Deferral and Company Match Awards

    The 1998 Long Term Incentive Program permits an employee selected by the stock option compensation committee to elect to defer all or a portion of his or her annual bonus to a deferred compensation account ("Deferral Program"). The executive officers who have deferred their bonuses are identified in the Summary Compensation Table above. See footnote 5 to such table. If a selected employee elects to defer all or a portion of his or her annual bonus under the Deferral Program, we will allocate a match award to the employee's deferred compensation account in an amount equal to the sum of (1) 25% of the deferred bonus amount which is not in excess of one-half of the employee's gross bonus for the year and (2) 33 1/3% of the deferred bonus amount which is in excess of one-half of the employee's gross bonus for the year. The fair market value of the matched stock units are reported in the Summary Compensation Table under "Other Annual Compensation." An employee will be fully vested in the deferred bonus amounts credited to his or her deferred compensation account. One-third of the U.S. Cellular match award credited to the employee's deferred compensation account will become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of U.S. Cellular or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date. Amounts credited to an employee's deferred compensation account will be deemed to be invested in phantom Common Shares at the time the amounts are credited to the deferred compensation account. An employee will receive an amount equal to his or her vested deferred compensation account balance on the earlier of the date specified by the employee or when he or she terminates employment with U.S. Cellular and all its affiliates. Our board of directors may determine that all match awards will become fully vested upon certain changes of control of U.S. Cellular.

Compensation of Directors

    Our board of directors has approved a compensation plan (the "Non-Employee Director Plan") for non-employee directors ("Non-Employee Directors"). A non-employee director is a director who is not an employee of U.S. Cellular, TDS or TDS Telecom. The purpose of the Non-Employee Director Plan is to provide reasonable compensation to non-employee directors in connection with their services to U.S. Cellular in order to induce qualified persons to become and serve as non-employee members of our board of directors.

    The Non-Employee Director Plan provides that each non-employee director will receive an annual director's fee of $24,000 payable immediately prior to our annual meeting of shareholders. It also provides that each non-employee director will receive a fee of $1,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel, for attendance at each regularly scheduled or special meeting of our board of directors. The Non-Employee Director Plan also provides that each non-employee director will receive a fee of $750, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel, for attendance at each meeting of the audit committee, stock option compensation committee or other committee established by resolution of our board of directors.

    The Non-Employee Director Plan further provides that each non-employee director will be entitled to elect to receive up to fifty percent (50%) of the annual fee by the delivery of our Common Shares having a fair market value as of the date of payment equal to such percentage of the annual fee. Under the Non-Employee Director Plan, each non-employee director will be entitled to elect to receive up to thirty-three percent (33%) of each committee meeting's fee by the delivery of our Common Shares having a fair market value as of the date of payment equal to such percentage of such fee.

    Under the Non-Employee Director Plan, for purposes of determining the number of Common Shares deliverable in connection with any of the foregoing elections, the fair market value of a Common Share will be the average closing price of our Common Shares as reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal for the twenty trading days ending on the third trading day before the annual meeting of shareholders or the date of the committee meeting, as applicable. Our board of directors has reserved 10,000 Common Shares for issuance pursuant to the Non-Employee Director Plan.

Executive Officer Compensation Report

    This report is submitted by LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, who in effect functions as the compensation committee of our board of directors, except with respect to long-term compensation, and by the stock option compensation committee, which approves long-term compensation for the executive officers of U.S. Cellular.

    The Chairman, who is also the President and Chief Executive Officer of TDS, is paid by TDS and receives no compensation directly from U.S. Cellular. (See Footnote (1) to the Summary Compensation Table.)

    The stock option compensation committee currently consists of Mr. Paul-Henri Denuit and Mr. J. Samuel Crowley. The stock option compensation committee approves long-term compensation for executive officers of U.S. Cellular. The stock option compensation committee is composed of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

    Our compensation policy for executive officers is intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of U.S. Cellular. Our policy is based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have significant control and which are important to our long-term success. It is also believed that compensation paid should be appropriate in relation to our financial performance and should be sufficient to enable us to attract and retain individuals possessing the talents required for our long-term successful performance.

    Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and bonus. We evaluate the base salary and bonus of each executive officer on an annual basis. Annual compensation decisions are based partly on annual performance measures, as described below. Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the grant of stock options and stock appreciation rights under the 1998 Long Term Incentive Program.

    The process of determining salary begins with establishing an appropriate salary for each officer. Each officer's salary is based on the particular duties and responsibilities of the officer, as well as salaries for comparable positions at other companies in the cellular telephone and similar industries. These other companies may include the companies included in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics, to the extent considered appropriate in the judgment of the Chairman, based on similarities of size, function, geography or otherwise. No written or formal list of specific companies is prepared. Instead, the Vice President of Human Resources of TDS and the President of U.S. Cellular provide the Chairman with various sources of information about executive compensation at other companies, such as compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for each executive officer, based on the recommendations of the President of U.S. Cellular with respect to all officers other than the President of U.S. Cellular. The base salary of each officer is set at a level considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer taking into account our performance, other comparable companies, the industry, and the overall economy during the immediately preceding year. No written or formal salary survey is prepared nor is there formal documentation of the ranges considered appropriate in the judgment of the Chairman. Instead, the Chairman makes the determination of the appropriate ranges based on the total mix of information available to him. The salaries of the President and the other executive officers are believed to be at or slightly higher than the level considered to be appropriate in the judgment of the Chairman. The levels considered to be appropriate by the Chairman are based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS and the President of U.S. Cellular, as discussed above. The levels are not based on any formal analysis nor is there any documentation of the levels which the Chairman considers appropriate in making his compensation decisions.

    Annually, the nature and extent of each executive officer's personal accomplishments and contributions for the year are evaluated by our President. With regard to all executive officers other than the Chairman and the President, the President evaluates the information in terms of the personal objectives given by the President or other direct supervisor to such executive officer for the performance appraisal period. The President also makes an assessment of how well we did as a whole during the year and the extent to which the executive officer contributed to the results. Except as discussed below for the bonus program, no specific measures of performance are considered determinative in the base salary compensation decisions of executive officers. Instead, the facts and circumstances are taken into consideration by the President and the Chairman in their executive compensation decisions. Ultimately, it is the judgment of the Chairman based on the recommendation of the President that determines an executive's base salary based on the total mix of information rather than on relationships to any specific measures of performance.

    In addition, the executive officers participate in either the 2000 Bonus Program for Executive Vice Presidents or the 2000 Bonus Program for Vice Presidents (collectively the "2000 Bonus Program"). The objectives of the 2000 Bonus Program for senior corporate staff are:

  •
  to provide suitable incentives for our senior corporate management to extend their best efforts to achieve superior results in relation to key performance targets;

  •
  to reward suitably our senior corporate management team in relation to their success in meeting and exceeding these performance targets; and

  •
  to help us attract and retain talented management personnel in positions of critical importance to our success.

    A team performance award and an individual performance award are available under the 2000 Bonus Plan. For target performance on the team and individual categories, the 2000 Bonus Plan was designed to generate a targeted 2000 bonus pool in an amount equal to 35-40% of the aggregate of the base salaries of our executive officers other than the President. Under the 2000 Bonus Plan, the size of the target bonus pool is increased or decreased depending on our 2000 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would be an amount equal to 70-80% of the aggregate base salaries of our executive officers other than the President.

    Financial personnel prepare for the President and Chairman calculations which define whether the objective performance categories discussed above have been met, exceeded or not met in any fiscal year. The Chairman also has presented to him, and has access to, numerous performance measures and financial statistics prepared by our financial personnel. This financial information includes the audited financial statements of U.S. Cellular, as well as internal financial statements such as budgets and their results, operating statistics and various analyses. The Chairman will not be limited in his analysis to such information, and may consider other factual or subjective factors as he deems appropriate in his compensation decisions.

    The base salary and bonus ranges and actual compensation of our President (chief executive officer) are determined in a manner similar to the foregoing, but with some differences. In addition to the factors described above for all executive officers in general, the Chairman considers compensation paid to chief executive officers of other comparable companies, including those which are divisions or subsidiaries of parent companies. No written or formal list of specific companies is prepared. Instead, the Chairman is provided with various sources of information about executive compensation at other companies by the Vice President of Human Resources of TDS. These sources include compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for the President. The base salary of the President is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer, taking into account our performance (as discussed above), other comparable companies, the industry and the overall economy during the period. No written or formal salary survey is prepared nor is the range considered to be appropriate in the judgment of the Chairman formally documented. The base salary of John E. Rooney as President for 2000 was $450,000 per year, of which he earned $309,375 for 2000 since his employment date of April 10, 2000. The base salary of Mr. Rooney for 2001 was increased to $487,000, representing an increase of approximately 8.2%. Such salary is believed to be at or slightly higher than the median of the range considered to be appropriate in the judgment of the Chairman. The range considered to be appropriate by the Chairman is based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS, as discussed above. The range is not based on any formal analysis nor is there any documentation of the range which the Chairman considers appropriate in making his compensation decisions for the President. Mr. Rooney's final 2000 bonus was $190,000. Pursuant to the employment letter agreement described above, Mr. Rooney's minimum required prorated bonus for 2000 was $169,000. Beginning in 2001, Mr. Rooney's target bonus opportunity will be 50% of his base salary for the year and be based on the Chairman's assessment of U.S. Cellular's results for the year compared to those targeted in the bonus program for senior corporate management for such year.

    As with the other executive officers, the base salary and compensation decisions for the President are based on all facts and circumstances rather than related to any specific measures of performance. No specific measures of performance are considered determinative in the compensation of the President. Instead, all facts and circumstances are taken into consideration by the Chairman in his executive compensation decisions for the President. Ultimately, it is the informed judgment of the Chairman that determines the salary and bonus for the President, this being based on the total mix of information rather than on any specific measures of performance. With respect to the President's bonus, the Chairman does consider the results of the 2000 Bonus Program and bases the amount of the bonus to a large degree upon the results of U.S. Cellular as measured by the performance objectives set by the 2000 Bonus Program. However, with respect to the President, the relationship of the bonus to such performance measures is not applied mechanically and involves a substantial amount of judgment on the part of the Chairman based on the total mix of information.

    Our performance is a determinant of the number of stock options which will become awarded and exercisable with respect to the executive officers. As indicated under the table "Individual Option Grants in 2000," the named executive officers (excluding the Chairman) received automatic option grants from U.S. Cellular in 2000 based on the achievement of certain levels of corporate and individual performance for 1999.

    Section 162(m) of the Code.  Subject to certain exceptions, section 162(m) of the Internal Revenue Code generally provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers other than the chief executive officer. We do not believe that the $1 million deduction limitation should have a material effect on us in the near future. If the $1 million deduction limitation is expected to have a material effect on us in the future, we will consider ways to maximize the deductibility of executive compensation, while retaining the discretion we deem necessary to compensate executive officers in a manner commensurate with their performance and the competitive environment for executive talent.

    The above Executive Officer Compensation Report is submitted by the Chairman of U.S. Cellular, Mr. LeRoy T. Carlson, Jr., and by Mr. Paul-Henri Denuit and Mr. J. Samuel Crowley, the members of the stock option compensation committee.

Stock Performance Chart

    The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for us and includes the following cellular telephone companies: AllTel Corp., Centennial Communications Corp. (formerly known as Centennial Cellular Corp.) (Class A), Rural Cellular Corp. (Class A), U.S. Cellular and Western Wireless Corp. (Class A). In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.

COMPARATIVE FIVE-YEAR TOTAL RETURNS*
U.S. Cellular, S&P 500, Peer Group
(Performance results through 12/31/00)

	1995	1996	1997	1998	1999	2000
U.S. Cellular	$100.00	$82.59	$91.85	$112.59	$299.08	$178.52
S&P 500	$100.00	$122.96	$163.98	$210.85	$255.21	$231.98
Peer Group	$100.00	$99.35	$128.41	$182.86	$392.33	$274.71

*
Cumulative total return assumes reinvestment of dividends.

    Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in our common stock, S&P 500, and Peer Group.

Compensation Committee Interlocks and Insider Participation

    LeRoy T. Carlson, Jr., President and Chief Executive Officer of TDS, makes annual executive compensation decisions for TDS other than for himself. The stock option compensation committee of TDS makes annual executive compensation decisions for the President of TDS and approves long-term compensation awards for the executive officers of TDS. The TDS stock option compensation committee is comprised of members of the TDS board of directors who are not officers or employees of TDS or any of its subsidiaries and who are not directors of any TDS subsidiaries. LeRoy T. Carlson, Jr., is a member of the board of directors of TDS and U.S. Cellular. LeRoy T. Carlson, Jr. is also the Chairman of U.S. Cellular and, as such, approves annual compensation for executive officers of U.S. Cellular. LeRoy T. Carlson, Jr., is compensated by TDS for his services to TDS and all of its subsidiaries. However, TDS is reimbursed by us for a portion of Mr. Carlson's salary and bonus paid by TDS pursuant to the intercompany agreement described below. See Footnote (1) to the Summary Compensation Table above. John E. Rooney, a director and President of U.S. Cellular, participated in executive compensation decisions for U.S. Cellular, other than for himself. H. Donald Nelson, a former director and former President of U.S. Cellular, prior to his retirement in 2000, participated in executive compensation decisions for U.S. Cellular, other than for himself. Long-term compensation for our executive officers is approved by our stock option compensation committee, which currently consists of Paul-Henri Denuit and J. Samuel Crowley. Our stock option compensation committee is comprised of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

    LeRoy T. Carlson, Jr. and Walter C. D. Carlson, directors of U.S. Cellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls U.S. Cellular, and LeRoy T. Carlson, a director of U.S. Cellular, is a beneficiary of such voting trust. See "Security Ownership of Certain Beneficial Owners and Management." LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C. D. Carlson and Sandra L. Helton, directors of U.S. Cellular, are also directors of TDS. See "Election of Directors." We have entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm's-length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between U.S. Cellular and TDS are summarized below.

Exchange Agreement

    U.S. Cellular and TDS are parties to an exchange agreement dated July 1, 1987, as amended as of April 7, 1988.

    Common Share Purchase Rights; Potential Dilution.  The exchange agreement granted TDS the right to purchase additional Common Shares of U.S. Cellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS's proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to U.S. Cellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be further reduced.

    If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our restated certificate of incorporation.

    Funding of License Costs.  Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the exchange agreement, as amended, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through December 31, 2000, TDS had funded costs totaling approximately $67.2 million. TDS is obligated under the exchange agreement to make additional capital contributions to us under certain circumstances. Currently TDS has no obligations with respect to additional capital contributions.

    RSA Rights.  Under the exchange agreement: (a) TDS retained all its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.

    Right of Negotiation.  For certain interests, if TDS desires to sell its interest in any RSA, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.

    Corporate Opportunity Arrangements.  Our restated certificate of incorporation, as amended, provides that, so long as at least 500,000 Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

    Our restated certificate of incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be our property. In general, so long as at least 500,000 Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our restated certificate of incorporation allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.

Tax Allocation Agreement

    We have entered into a tax allocation agreement with TDS under which we will continue to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. For tax years and periods ended prior to July 1, 1987, TDS reimbursed us for the reduction in the provision for Federal income taxes reflected in TDS's consolidated statements of income resulting from the inclusion of U.S. Cellular and its subsidiaries in the TDS affiliated group. For tax years and periods beginning after June 30, 1987, TDS no longer reimburses us on a current basis for losses or credits used by the TDS affiliated group. Instead, we will be compensated (by an offset to amounts we would otherwise be required to reimburse TDS for Federal income taxes) for TDS's use of tax benefits at such time as we could utilize such benefits as a stand-alone entity. After all loss and credit carryforwards have been utilized or their statutory periods have expired, we will be required to reimburse TDS for Federal income taxes paid by the TDS affiliated group in an amount equal to the greater of our Federal income tax liability, calculated as if we were a separate affiliated group, or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the IRS for any consolidated return year that involves income, deductions or credits of U.S. Cellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of U.S. Cellular, such deficiency or refund will be payable by or to us.

    If we cease to be a member of the TDS affiliated group, and for a subsequent year U.S. Cellular or its subsidiaries are required to pay a greater amount of Federal income tax than they would have paid if they had not been members of the TDS group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS group will be disregarded. No reimbursement will be required if at any time in the future U.S. Cellular becomes a member of another affiliated group in which U.S. Cellular is not the common parent or fewer than 500,000 Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of U.S. Cellular if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS. Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and U.S. Cellular and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis.

Cash Management Agreement

    From time to time we deposit our excess cash with TDS for investment under TDS's cash management program pursuant to the terms of a cash management agreement. Such deposits are available to us on demand and bear interest each month at the 30-day commercial paper rate reported in The Wall Street Journal on the last business day of the preceding month plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. We may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the commercial paper rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

Intercompany Agreement

    In order to provide for certain transactions and relationships between the parties, U.S. Cellular and TDS have agreed under an intercompany agreement, among other things, as follows:

    Services.  U.S. Cellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS's non-telephone company subsidiaries. Payments by us to TDS for such services totaled $44.6 million in 2000. For services provided to TDS, we receive payment for the salaries of our employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 2000.

    Equipment and Materials.  We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $4.6 million in 2000.

    Accountants and Legal Counsel.  We have agreed to engage the firm of independent public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing tax, data processing and all other accounting services and advice. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of us and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

    Indemnification.  We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS's gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify us with respect to: (1) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from U.S. Cellular's gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the intercompany agreement.

    Disposal of Company Securities.  TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.

    Transfer of Assets.  Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

Registration Rights Agreement; Other Sales of Common Shares

    Under a registration rights agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by U.S. Cellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the registration rights agreement.

    There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include its securities in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.

    We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the registration rights agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the registration rights agreement are transferable to non-affiliates of TDS.

Insurance Cost Sharing Agreement

    Pursuant to an insurance cost sharing agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the insurance cost sharing agreement was entered into, if the policies are the same as or similar to the policies in effect before the insurance cost sharing agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the insurance cost sharing agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies.

Employee Benefit Plans Agreement

    Under an employee benefit plans agreement, our employees participate in the TDS tax-deferred savings plan. We reimburse TDS for the costs associated with such participation. In addition, we have agreed to reimburse TDS for certain costs incurred by TDS in connection with the issuance of stock under the TDS employee stock purchase plans to our employees.

Other Arrangements

    Walter C. D. Carlson, a director of U.S. Cellular and TDS, Michael G. Hron, the General Counsel and an Assistant Secretary of U.S. Cellular and TDS and the Secretary or an Assistant Secretary of certain subsidiaries of TDS, William S. DeCarlo, an Assistant Secretary of TDS and certain subsidiaries of TDS, and Stephen P. Fitzell an Assistant Secretary of U.S. Cellular and certain other subsidiaries of TDS, are partners of Sidley & Austin, the principal law firm of U.S. Cellular, TDS and their subsidiaries. Walter C. D. Carlson is also a trustee and beneficiary of the voting trust which controls TDS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    On February 28, 2001, there were outstanding 53,088,285 Common Shares, par value $1.00 per share (excluding 1,957,983 shares held by U.S. Cellular and 22,534 shares held by a subsidiary), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 86,094,162 shares of common stock. As of February 28, 2001, no shares of our Preferred Stock, par value $1.00 per share, were outstanding. Each holder of outstanding Common Shares is entitled to elect 25% of the directors (rounded up to the nearest whole number) and is entitled to one vote for each Common Share held in such holder's name with respect to all matters on which the holders of Common Shares are entitled to vote at the annual meeting. The holder of Series A Common Shares is entitled to elect 75% of the directors (rounded down to the nearest whole number) and is entitled to ten votes for each Series A Common Share held in such holder's name with respect to all other matters on which the holder of Series A Common Shares is entitled to vote. Accordingly, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 votes, and the total voting power of all outstanding shares of capital stock was 383,147,055 as of February 28, 2001.

Security Ownership of U.S. Cellular by Certain Beneficial Owners

    The following table sets forth, as of February 28, 2001, or the latest practicable date, information regarding the person(s) who beneficially own more than 5% of any class of our voting securities.

Shareholder's Name and Address	Title of Class or Series	Shares of Class or Series Owned(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60603	Common Shares Series A Common Shares(3)	37,782,826 33,005,877	71.2% 100.0%	43.9% 38.3%	9.9% 86.1%

(1)
The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)
Represents voting power in maters other than the election of directors.

(3)
The Series A Common Shares are convertible on a share-for-share basis into Common Shares.

Security Ownership of U.S. Cellular by Management

    Several of our officers and directors indirectly hold substantial ownership interests in U.S. Cellular by virtue of their ownership of the capital stock of TDS. See "Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular" below. In addition, the following executive officers and directors and all officers and directors as a group beneficially owned the following number of our Common Shares as of February 28, 2001 or the latest practicable date:

Name	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr., Sandra L. Helton, C. Theodore Herbert, Peter L. Sereda and Michael G. Hron(3)	Common Shares	164,964	*	*	*
LeRoy T. Carlson	Common Shares	1,243	*	*	*
LeRoy T. Carlson, Jr.	—	—	—	—	—
John E. Rooney(4)(10)	Common Shares	13,009	*	*	*
Walter C. D. Carlson	Common Shares	1,171	*	*	*
Sandra L. Helton	—	—	—	—	—
Kenneth R. Meyers(5)(10)	Common Shares	38,716	*	*	*
Paul-Henri Denuit(6)	—	—	—	—	—
J. Samuel Crowley	—	—	—	—	—
Barrett A. Toan	—	—	—	—	—
Richard W. Goehring(7)	Common Shares	48,267	*	*	*
Douglas S. Arnold(8)	Common Shares	18,454	*	*	*
All directors and executive officers as a group (26 persons)(9)(10)	Common Shares	419,867	*	*	*

*
Less than 1%.

(1)
The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)
Represents voting power in matters other than the election of directors.

(3)
Represents Common Shares acquired through company-match contributions by the persons named as members of the investment management committee of the TDS tax deferred savings trust. Does not include 180,560 Common Shares acquired by such trust with employee contributions for which voting and investment power is passed through to plan participants. Such members of the investment management committee disclaim beneficial ownership of all such shares except for shares held for their individual benefit in such trust.

(4)
Includes 11,000 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(5)
Includes 12,472 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting. Also includes 1,000 Common Shares which are held by a trust for which Mr. Meyers is a trustee. Mr. Meyers disclaims beneficial ownership of such shares.

(6)
Does not include 2,279,583 Common Shares beneficially owned by Coditel S.A. and its affiliates. Paul-Henri Denuit is managing director of Coditel and Chairman of its Board of Directors, but disclaims beneficial ownership with respect to such shares.

(7)
Includes 12,472 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(8)
Includes 7,927 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(9)
Includes 117,704 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(10)
Includes shares as to which voting and/or investment power is shared.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require our directors and officers, and persons who are deemed to own more than ten percent of our Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of our Common Shares. The reporting persons are also required to furnish us with copies of all such reports they file.

    Based on a review of copies of such reports furnished to us by such reporting persons and written representations by our directors and officers, we believe that all filing requirements under Section 16 of the Securities Exchange Act applicable to such reporting persons during and with respect to 2000 were complied with on a timely basis.

Description of TDS Securities

    The authorized capital stock of TDS includes Common Shares, $.01 par value (the "TDS Common Shares"), Series A Common Shares, $.01 par value, (the "TDS Series A Shares") and Preferred Shares, $.01 par value (the "TDS Preferred Shares"). As of February 28, 2001, 51,862,641 TDS Common Shares (excluding 4,154,448 Common Shares held by TDS and a subsidiary of TDS), 6,875,567 TDS Series A Shares and 76,965 TDS Preferred Shares were outstanding.

    The TDS Series A Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share. The holders of TDS Series A Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Delaware General Corporate Law grants class voting rights and with respect to the election of directors. With respect to the election of directors, the holders of TDS Common Shares are entitled to elect 25% of the directors of TDS, rounded up to the nearest whole number, plus one director, and the holders of TDS Series A Shares and TDS Preferred Shares, voting as a group, are entitled to elect the remaining members of the board of directors of TDS.

Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular

    The following table sets forth the number of TDS Common Shares and TDS Series A Shares beneficially owned by each director of U.S. Cellular, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of U.S. Cellular as a group as of February 28, 2001 or the latest practicable date.

Name of Individual or Number of Persons in Group	Title of TDS Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of TDS Class or Series	Percent of Shares of TDS Common Stock	Percent of TDS Voting Power(2)
LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. C. Carlson and Prudence E. Carlson(3)	TDS Series A Shares	6,355,215	92.4%	10.8%	52.7%
LeRoy T. Carlson, Jr., Sandra L. Helton, C. Theodore Herbert, Peter L. Sereda and Michael G. Hron(4)	TDS Common Shares	30,429	*	*	*
	TDS Series A Shares	98,576	1.4%	*	*
LeRoy T. Carlson, Jr., Sandra L. Helton, C. Theodore Herbert, Peter L. Sereda and Michael G. Hron(5)	TDS Common Shares	118,507	*	*	*
LeRoy T. Carlson(6)	TDS Common Shares	166,062	*	*	*
	TDS Series A Shares	52,009	*	*	*
LeRoy T. Carlson, Jr.(7)	TDS Common Shares	236,856	*	*	*
	TDS Series A Shares	17,075	*	*	*
Walter C. D. Carlson(8)	TDS Common Shares	235	*	*	*
	TDS Series A Shares	838	*	*	*
Sandra L. Helton(9)	TDS Common Shares	57,053	*	*	*
John E. Rooney	TDS Common Shares	70
Kenneth R. Meyers(10)	TDS Common Shares	1,342	*	*	*
Paul-Henri Denuit	—	—	—	—	—
J. Samuel Crowley	—	—	—	—	—
Barrett A. Toan	TDS Common Shares	—	—	—	—
Richard W. Goehring(10)	TDS Common Shares	3,039	*	*	*
Douglas S. Arnold	TDS Common Shares	220	*	*	*
All directors and executive officers as a group (26 persons)(10)(11)	TDS Common Shares	615,007	1.2%	1.0%	*
	TDS Series A Shares	6,523,704	94.9%	11.1%	54.1%

*  Less than 1%

(1)
The nature of beneficial ownership is sole voting and investment power, unless otherwise specified.

(2)
Represents voting power in matters other than the election of directors.

(3)
The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate long-standing relationships among the trust certificate holders. Effective February 28, 2001, Donald C. Nebergall resigned as a trustee of the voting trust and was replaced by Prudence E. Carlson. Under the terms of the voting trust, the trustees hold and vote the TDS Series A Shares of TDS held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially over 5% of the outstanding TDS Series A Shares: Margaret D. Carlson (wife of LeRoy T. Carlson), LeRoy T.

  Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson, Letitia G. C. Carlson (children of LeRoy T. Carlson and Margaret D. Carlson), and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution.

(4)
Voting and investment control is shared by the persons named as members of the investment management committee of the TDS Pension Plan. Such members disclaim beneficial ownership of such shares, which are held for the benefit of plan participants.

(5)
Includes only shares acquired with Company contributions for the benefit of plan participants, for which voting and investment control is shared by the persons named as members of the investment management committee of the TDS tax-deferred savings trust. Does not include 178,825 shares acquired by such plan with employee contributions for which voting and investment control is passed through to plan participants. The members of the investment management committee disclaim beneficial ownership of such shares, except for shares held in such plan for their benefit.

(6)
Includes 156,208 TDS Common Shares that Mr. LeRoy T. Carlson may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days, and 52,009 TDS Series A Shares held by Mr. Carlson's wife. Beneficial ownership is disclaimed as to the shares held by Mr. Carlson's wife. Does not include 219,496 TDS Series A Shares held for the benefit of Mr. LeRoy T. Carlson, 635,800 TDS Series A Shares held for the benefit of Mr. Carlson's wife or 51,172 TDS Series A Shares held for the benefit of certain grandchildren of Mr. Carlson (an aggregate of 906,468 shares, or 13.2% of class) in the voting trust described in footnote (3) above. Beneficial ownership is disclaimed as to TDS Series A Shares held for the benefit of his wife and grandchildren in such voting trust.

(7)
Includes 1,102 TDS Common Shares and 5,029 TDS Series A Shares held by Mr. Carlson's wife outside the voting trust. Mr. Carlson disclaims beneficial ownership of such shares. Includes 226,967 TDS Common Shares that Mr. LeRoy T. Carlson, Jr. may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days. Does not include 1,078,008 TDS Series A Shares (15.7% of class) held in the voting trust referred to in footnote (3) above, of which 1,035,940 shares are held for the benefit of Mr. LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed with respect to an aggregate of 42,068 TDS Series A Shares held for the benefit of his wife, his children and others in such voting trust.

(8)
Does not include 1,105,645 TDS Series A Shares (16.1% of class) held in the voting trust referred to in footnote (3) above, of which 1,071,005 shares are held for the benefit of Mr. Walter C. D. Carlson. Beneficial ownership is disclaimed with respect to an aggregate of 34,640 TDS Series A Shares held for the benefit of his wife and children in such voting trust.

(9)
Includes 54,000 TDS Common Shares that Ms. Helton may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days, plus 1,000 shares of restricted stock subject to future vesting.

(10)
Includes shares held as to which voting and/or investment power is shared through joint ownership or otherwise.

(11)
Includes 437,175 shares subject to stock options exercisable on February 28, 2001 or within 60 days thereof.

Security Ownership of TDS by Certain Beneficial Owners

    In addition to the persons listed under "Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular," the following table sets forth, as of February 28, 2001, or the latest practicable date, information regarding the persons who own beneficially more than 5% of any class of the voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

Shareholder's Name and Address	Title of Class or Series	Shares of Class or Series Owned (1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power (2)
Gabelli Funds, Inc.(3) One Corporate Center Rye, New York 10580	TDS Common Shares	6,343,525	12.2%	10.8%	5.3%
Franklin Mutual Advisers LLC(4) 51 John F. Kennedy Parkway Short Hills, New Jersey 07078	TDS Common Shares	4,170,575	8.0%	7.1%	3.5%
Bennet Miller Lafayette, Indiana 47905	TDS Preferred Shares	30,000	39.0%	N/A	*
Adelene M. Lewis London, Kentucky 40741	TDS Preferred Shares	12,000	15.6%	N/A	*
Marlene Click Dayton, Ohio 45458	TDS Preferred Shares	11,417	14.8%	N/A	*
Edward A. Mattingly London, Kentucky 40744	TDS Preferred Shares	7,000	9.1%	N/A	*
E. L. Davenport Apple Valley, California 92307	TDS Preferred Shares	5,804	7.5%	N/A	*
Farber Telephone Company Farber, Missouri 63345	TDS Preferred Shares	4,200	5.5%	N/A	*

*
Less than 1%
(1)
The nature of beneficial ownership for shares is sole voting and investment power unless otherwise specified.
(2)
Represents voting power in matters other than the election of directors.
(3)
Based upon a Schedule 13D (Amendment No. 8) filed with the SEC. Includes shares held by the following affiliates: Gabelli Funds, LLC—2,232,300 shares; ALCE Partners, L.P.—1,000 shares; GAMCO Investors, Inc.—4,079,425 shares; Gemini Capital Management Ltd.—16,000 shares; Gabelli Global Partners L.P.—3,245 shares; Gabelli Global Partners Ltd.—1,755 shares; Mario J. Gabelli—2,500 shares; and other—7,300 shares. In such Schedule 13D filing, such group has reported sole voting power with respect to 6,213,725 shares and sole dispositive power with respect to 6,343,525 shares.
(4)
Based on the most recent Schedule 13G filed with the SEC (Amendment No. 3). Such Schedule 13G reports that Franklin Mutual Advisers, LLC exercised sole voting and investment power with respect to all such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "Executive Compensation—Compensation Committee Interlocks and Insider Participation."

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Proposals of shareholders intended for inclusion in our proxy statement and form of proxy relating to the 2002 annual meeting of shareholders must be received by us at our principal executive offices not later than December 21, 2001.

    Proposals by shareholders intended to be presented at the 2002 annual meeting of shareholders must be received by us at our principal executive offices not earlier than December 21, 2001 and not later than January 20, 2002 for consideration at the 2002 annual meeting of shareholders. Since this period will expire at least 45 days prior to the date of the proxy statement for the 2002 annual meeting (assuming the normal mailing and meeting schedule), the proxy solicited by the Board of Directors will confer discretionary authority to vote on any matter that may properly come before such meeting or any adjournment thereof. However, if the date of the 2002 annual meeting of shareholders is changed by more than 30 calendar days from the date of the 2001 annual meeting of shareholders, a shareholder proposal must be received by us not later than the close of business on the tenth day following the date of public notice of the date of the 2002 annual meeting of shareholders.

GENERAL

    Your proxy is being solicited by our board of directors and its agents and the cost of solicitation will be paid by U.S. Cellular. Our officers, directors and regular employees, acting on our behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. We will, at our expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons. We retained Georgeson Shareholder Communications Inc. to aid in solicitation of proxies for a fee of $3,000, plus out-of-pocket expenses.

    We will furnish you without charge a copy of our report on Form 10-K for the fiscal year ended December 31, 2000, including the financial statements and the schedules thereto, upon written request, and will provide copies of the exhibits to the report upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, Attention: External Reporting Department, Telephone: (773) 399-8900.

OTHER BUSINESS

    It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters are properly brought before the annual meeting, the persons named in the proxy will vote in accordance with their best judgment.

                      By order of the board of directors

                      GREGORY J. WILKINSON
                       Vice President and Corporate Secretary

You are urged to sign, date
and mail your proxy promptly.

Appendix A

Audit Committee of the Board of Directors of
United States Cellular Corporation

CHARTER

     I.  PURPOSE:

    The purpose of the Audit Committee shall be to assist the Board of Directors of the Company in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of the Company's financial statements. II.  COMPOSITION/ELIGIBILITY:

    The Audit Committee shall be comprised of members who shall satisfy the requirements of the American Stock Exchange. III.  FUNCTIONS:

    The Audit Committee shall:

  1.
  ensure receipt of an annual formal written statement from the independent public accountants delineating all relationships between the independent public accountants and the Company and discuss with the independent public accountants any such relationships that may impact the objectivity and independence of the independent public accountants; and take or recommend to the full Board appropriate action to oversee the independence of the independent public accountants;

  2.
  recommend to the Board of Directors of the Company the retention or replacement of the independent public accountants as auditors of the financial statements of the Company, and review the procedures used to choose auditors of the financial statements, records and accounts of the Company's subsidiaries, it being understood that the independent public accountants are ultimately selected by and accountable to the Audit Committee and to the Board of Directors;

  3.
  review, in consultation with the independent public accountants, the internal auditing staff of the Company, and such other advisors as the Committee may deem necessary, the scope, purpose and procedures of the overall audit plans of the internal auditing staff and the independent public accountants, review the results thereof and make specific recommendations to the Board of Directors in connection therewith;

  4.
  review external and internal audit reports of the Company;

  5.
  consult with the independent public accountants and the internal auditing staff of the Company regarding their evaluation of the adequacy of the internal controls of the Company (including computerized information system controls and security), and make specific recommendations to the Board of Directors in connection therewith;

  6.
  review recommendations made by the internal auditing staff and the independent public accountants of the Company, report to the Board of Directors with respect thereto and with respect to external and internal audit reports of the Company, and make specific recommendations to the Board of Directors in connection therewith;

  7.
  review legal and regulatory matters that may have a material impact on the financial statements;

  8.
  review periodically the Company's Code of Conduct and the Company's program to monitor compliance with that Code of Conduct;

  9.
  meet with the internal auditing staff, the independent public accountants, and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee;

  10.
  review and discuss with management the Company's annual audited financial statements and recommend to the Board of Directors the inclusion of the Company's audited financial statements into its Form 10-K;

  11.
  prior to the filing of each Form 10-Q and the Form 10-K, be available to discuss with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 and other matters that should be communicated to the Audit Committee under the professional standards of the American Institute of Certified Public Accountants;

  12.
  prepare a report to shareholders as required by the Securities and Exchange Commission;

  13.
  review and reassess the adequacy of this Charter on an annual basis; and

  14.
  perform such other duties as the Board of Directors shall from time to time assign to it.

IV.  LIMITATIONS:

    While the Audit Committee has the functions set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The Company's management is principally responsible for Company accounting policies, the preparation of the financial statements and insuring that the financial statements are prepared in accordance with generally accepted accounting principles. The Company's independent accountants are responsible for auditing and attesting to the Company's financial statements and understanding the Company's system of internal control sufficient to plan and to determine the nature, timing and extent of audit procedures to be performed. The responsibility to plan and conduct audits is that of the Company's independent accountants.

    In its oversight capacity, the Audit Committee is neither intended nor equipped to guarantee with certainty to the full Board and stockholders the accuracy and quality of the Company's financial statements and accounting practices. Nor is it the duty of the Audit Committee to assure the Company's compliance with laws and regulations or compliance with the Company's Code of Conduct. The primary responsibility for these matters also rests with the Company's management. The Audit Committee can do no more than rely upon information it receives, questions and assesses in fulfilling its functions.

* * * * * *

A-2

PROXY	PROXY

Proxy for Common Shares Solicited on Behalf of
the Board of Directors for the Annual Meeting of the Shareholders of
UNITED STATES CELLULAR CORPORATION
To Be Held on May 15, 2001

   The undersigned hereby appoints LeRoy T. Carlson, Jr. and John E. Rooney, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2001 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Tuesday, May 15, 2001, or at any adjournment thereof, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the nominees in Proposal 1 and "FOR" Proposal 2. If a nominee is unable to serve or for good cause will not serve, the persons named in this proxy shall have discretionary authority to vote for a substitute nominee designated by the Board of Directors (unless authority to vote for nominees has been withheld).

(Continued and to be signed on Reverse Side)

/*\ FOLD AND DETACH HERE /*\

     Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Computershare Investor Services.

    UNITED STATES CELLULAR CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY / /

    The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

		FOR	AGAINST	FOR ALL EXCEPT
1.	Election of Class I Director (Nominee: Barrett A. Toan) and Class II Director (Nominee: Paul-Henri Denuit)	/ /	/ /	/ /	(except nominee(s) written above)	3.	In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.
		FOR	AGAINST	ABSTAIN
2.	Ratify Accountants for 2001	/ /	/ /	/ /
Dated:	, 2001
Please Sign Here

Note: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

    /*\ FOLD AND DETACH HERE /*\

     Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to the United States Cellular Corporation, c/o Computershare Investor Services.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
VOTING INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
Class I Director—Term Scheduled to Expire in 2003
Class II Directors—Terms Scheduled to Expire in 2004
Class III Directors—Terms Scheduled to Expire in 2002
Class I Directors—Terms Scheduled to Expire in 2003
COMMITTEES AND MEETINGS
REPORT OF AUDIT COMMITTEE
FEES PAID TO PRINCIPAL ACCOUNTANTS
PROPOSAL 2 APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Individual Option Grants in 2000
Aggregated Option/SAR Exercises in 2000 and Aggregated December 31, 2000 Option/SAR Value
Stock Performance Chart
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING
GENERAL
OTHER BUSINESS
Appendix A—Audit Committee Charter